Exhibit 99.1

NEWS RELEASE

Contacts: OSI Pharmaceuticals, Inc. Kathy Galante (investors/media) Senior Director 631-962-2043 Kim Wittig (media) Director 631-962-2135	Media: Joele Frank, Wilkinson Brimmer Katcher Joele Frank/Andy Brimmer/Eric Brielmann 212-355-4449
Investors: Burns McClellan Lisa Burns 212-213-0006

OSI Pharmaceuticals Announces Conversion Period for Convertible Notes

MELVILLE, NY – April 1, 2010 – OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that its 2% Convertible Senior Notes due 2025 (the “notes”) are now convertible at the option of the holders and will remain convertible through June 30, 2010, the last trading day of the current fiscal quarter, as provided for in the Indenture governing the notes.

The notes became convertible as the Company’s common stock closed at or above $35.32 per share for twenty trading days within the thirty trading day period ending on March 31, 2010. As a result, during the conversion period commencing April 1, 2010, and continuing through and including June 30, 2010, holders of the notes may, if they elect, convert the notes into shares of common stock, subject to the terms of the related Indenture. The notes are convertible at the conversion rate of 33.9847 shares per $1,000 principal amount of each note or an effective conversion price of $29.43 per share. There is currently outstanding $115 million principal amount of the notes.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to "shaping medicine and changing lives" by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.  For additional information about OSI, please visit http://www.osip.com.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  Factors that might cause such a difference include, among others, OSI's and its collaborators' abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva,  competition to Tarceva and OSI’s drug candidates  from other biotechnology and  pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls,  OSI's ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.